Exhibit 10.55
January 26, 2021
Private and Confidential
Gitte Schjotz
Singapore
Dear Gitte:
An important element of our new Alpha operating model is to ensure we have executive leadership presence in the geographies in which UL operates. To that end, I have asked, and you have agreed, that we will base your new assignment out of the European region. I am pleased to confirm the terms and conditions of your repatriation to Denmark as of August 31, 2021 from your Long Term Assignment with UL International Singapore Private Limited in Singapore. Upon your repatriation, you will continue in your role as EVP, Chief Technical and Operations Officer, reporting to Jenny Scanlon, CEO.
The following elements will be provided in support of your repatriation to Denmark:
Compensation: Your base salary upon your repatriation to Denmark will be DKK 3,181,725 annually. This reflects the application of the 1.8% merit increase received in April 2020 to your base salary at the time of your departure from Denmark (DKK 3,125,467). Your 2021 AEIP and LTI target awards will be as communicated to you in December 2020.
Housing (Singapore): Company assistance will be provided to terminate your housing lease in Singapore. (It is anticipated that this can be accomplished within the context of the lease's diplomatic clause, and no additional lease breakage expenses are expected).
Company car (Singapore): The company will cover the cost for any remaining company car lease payments due to early departure from Singapore. The current expectation is for monthly lease expense of SGD 3,317 from the departure date through lease end date (July 3, 2022), unless the car can be sublet or the lease contract can be terminated. Reimbursement will be provided in Singapore in the most tax efficient manner possible.
Temporary Living (Denmark): The company will provide up to 60 days of paid temporary living support in Denmark, if needed, including hotel, meals and local transportation, as arranged by Denmark Human Resources. If you are able to make interim housing arrangements in Denmark prior to your arrival there, the company will reimburse you for an amount equal to the cost of furnished temporary accommodations (or hotel) as would otherwise be appropriate for your family, based on consultation with Crown Relocation.
Tax Preparation: You will be provided with personal tax consultation via Deloitte prior to your repatriation. UL will provide and pay for tax preparation assistance through the tax year of completion of the assignment, and if necessary, any succeeding years affected by the assignment. Tax preparation assistance for the same time period will also be provided for your husband, as applicable.
Repatriation Allowance: A repatriation allowance of 1 month of base salary will be paid to you prior to your departure from Singapore. This amount is anticipated to be SGD 58,119, and will be subject to income taxes in Singapore.

Household Goods Shipment: UL will facilitate the return shipment of your household goods to your temporary rental accommodations via our relocation partner, Crown Mobility. The cost of packing, transportation and insurance will be provided by the company in accord with the UL Global Relocation Policy. The company will also cover the costs to deliver your goods out of storage (both "original" storage, and storage of excess goods, if any, per the below) to your final permanent home in Denmark. The costs for moving your household goods from your temporary rental accommodation to your permanent home will be at your expense.
Temporary Storage of Goods: If needed, \UL will reimburse the usual and customary cost for storage of excess household goods in Denmark that are not required for temporary living until you can return to permanent housing. UL will also continue to cover costs for your existing household goods storage in Denmark. Temporary storage fees will be based on consultation with Crown Relocation and will be approved by UL. Length of storage not to exceed 17 months (no later than January 1, 2023).
Health Insurance and Retirement: You will revert back to coverage under the local health insurance program in Denmark. UL will continue to provide you with coverage under the international health insurance program until your Denmark coverage resumes (up to a maximum of 8 weeks from your return date). You will continue to participate in the Denmark retirement plan under terms and conditions consistent with those prior to your assignment.
Travel to Denmark: UL will provide business class round trip air travel for you and your dependents as obtained through UL's authorized travel service. Two additional checked bags per person will be reimbursed by UL upon presentation of valid receipt and properly completed reimbursement request. The Company will also reimburse reasonable expenses such as passport application and other documents, baggage handling, taxi and airport transportation expenses, reasonable gratuities, and reasonable customs fees and duties related to the return journey.
Cessation of Allowances: Any allowance paid as a component of your Long Term Assignment will cease following the completion of the last day of employment in Singapore.
Please contact Jill Schermerhorn if you have any questions related to the above.
Sincerely,

/s/ Linda Chapin
Linda Chapin
EVP, Human Resources
I hereby agree and accept these repatriation provisions as outlined above. I also understand that this is not a Contract of Employment, but an agreement that supplements any existing arrangements.

Signature:	/s/ Gitte Schjotz	Date:	Jan 28, 2021
Gitte Schjotz